Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	Mahi LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is Andeavor LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 24th day of September, A.D. 2018.

By:	/s/ Shane T. Pfleiderer
Authorized Person(s)

Name:	Shane T. Pfleiderer
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